STOCKHOLDER'S VOTING AGREEMENT


         THIS STOCKHOLDER'S VOTING AGREEMENT ("Agreement") is made as of this 21st day of September 1999, by and among UtiliCorp United Inc., a Delaware corporation ("UtiliCorp"), Quanta Services, Inc., a Delaware corporation ("Quanta"), and the undersigned stockholder of Quanta (the "Stockholder").

                                    RECITALS

     A. The Stockholder owns certain outstanding shares of the capital stock of Quanta.

     B. UtiliCorp is purchasing, concurrently herewith pursuant to that certain Securities Purchase Agreement of even date herewith (the "Purchase Agreement"), shares of Quanta's Series A convertible preferred stock (the "Purchased Shares").

     C. The Stockholder and UtiliCorp wish to ensure that UtiliCorp is able to hold and exit its investment in a tax-efficient manner.

     D. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

                                    AGREEMENT

     In consideration of the benefits to be received by the Stockholder from UtiliCorp's investment in the Purchased Shares, the consummation of the sale and purchase of the Purchased Shares, and for other valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1. Voting of Shares. At any and all meetings of stockholders (or in any written consent action of stockholders) of Quanta, called or held (or submitted) for the purpose of voting to approve any of the following proposals, the Stockholder shall vote or cause to be voted all shares of Quanta's Capital Stock at any time owned by him or over which he has voting control ("Shares"), and otherwise use his best efforts while he owns or has voting control over such Shares, so as to approve:

          (a) any proposal recommended by the Quanta Board of Directors for the purpose of enabling UtiliCorp to exit its investment in the Capital Stock of Quanta in the most tax efficient manner (as determined by UtiliCorp in the reasonable exercise of its discretion), including, but not limited to, a redemption or a series of redemptions at fair market price or a recapitalization of UtiliCorp's interest in Quanta and its operations on a pretax basis;

          (b) any proposal recommended by the Quanta Board of Directors for the purpose of enabling UtiliCorp to hold shares of Common Stock acquired in open market or privately negotiated transactions in the most tax efficient manner (as determined by UtiliCorp in the reasonable exercise of its discretion), including but not limited to, the grant of a right to convert or exchange such shares of Common Stock into or for a new series of preferred stock

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     or a  different  class of common  stock,  in each case,  having  attributes similar to the Purchased Shares; and

          (c) any ancillary actions that are necessary or appropriate to effectuate and implement the foregoing proposals in paragraphs (a) and (b) of this Section 1.

     2. Binding Effect. This Agreement shall be binding upon the Stockholder and his respective heirs, executors, administrators, legal representatives, and successors.

     3. Term and Termination. This Agreement will commence on the date first above written and terminate automatically at any time that UtiliCorp's Fully Diluted Ownership Ratio (as defined in Quanta's Certificate of Incorporation, as amended) is less than 5%.

     4. No Revocation. The voting agreements contained herein are coupled with an interest and may not be revoked, except by written consent of UtiliCorp.

     5. Deposit of Agreement. A counterpart of this Agreement will forthwith be deposited with Quanta at its Secretary's office.

     6. General.

          (a) Severability. The provisions of this Agreement are severable, so that the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement, which shall remain in full force and effect.

          (b) Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, UtiliCorp will be entitled to specific performance of the agreements and obligations of Quanta and the Stockholder hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

          (c) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Missouri.

          (d) Notices. Any and all notices required to be made under this Agreement shall be in writing, signed by the party giving such notice and will be delivered personally, or sent by registered or certified mail, return receipt requested, telecopy, or air courier guaranteeing overnight delivery to UtiliCorp, Quanta and the Stockholder at their respective addresses as follows:

                  If to UtiliCorp:

                  UtiliCorp United Inc.
                  20 West Ninth Street
                  Kansas City, Missouri 64105
                  Attention:  Robert K. Green, President
                  Telecopier:  (816) 467-3595
                  E-mail:  bgreen@utilicorp.com


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

                  If to the Company:

                  Quanta Services, Inc.
                  1360 Post Oak Boulevard, Suite 2100
                  Houston, Texas  77056
                  Attention:  Vice President and General Counsel
                  Telecopier:  (713) 629-7676
                  E-mail:  beastman@quantaservices.com

                  If to the Stockholder:

                  (See address shown on the signature page).


          (e) Complete Agreement; Amendments. This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof. No amendment, modification or termination of any provision of this Agreement shall be valid unless in writing and signed by the parties hereto.

          (f) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice-versa.

          (g) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute one Agreement binding on all the parties hereto.

          (h)   Captions.   Captions  of  sections  have  been  added  only  for
     convenience and shall not be deemed to be a part of this Agreement.

              THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.

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


     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.



                                        UILICORP UNITED INC.,
                                        a Delaware corporation

                                        By /s/ Robert K. Green
                                        Name:  Robert K. Green
                                        Title:  President


                                        QUANTA SERVICES, INC.,
                                        a Delaware corporation

                                        By     /s/Brad Eastman
                                        Name:  Brad Eastman
                                        Title  President


                                        STOCKHOLDER


                                        Name:    ____________________________
                                        Address: ____________________________
                                        Fax:     ____________________________
                                        E-mail:  ____________________________







                                SIGNATURE PAGE TO
                         STOCKHOLDER'S VOTING AGREEMENT

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